EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in this annual report on Form 10-KSB (File No. 000-52207) of my report dated August 22, 2007 on my audit of the financial statements of Smokers Lozenge Inc. as of May 31, 2007 and 2006 and for the years then ended.

/s/ Robert G. Jeffrey Robert G. Jeffrey Wayne, New Jersey September 10, 2007